AMENDMENT

     This agreement represents an amendment to that certain contract between the Texas Horsemen s Benevolent and Protective Association, Inc. (the "THBPA") and Sam Houston Race Park, Ltd. ("SHRP"), effective as of January 1, 1997 (the "THBPA Contract"), and to that certain contract between the Texas Thoroughbred HBPA, Inc. (the "TTHBPA") and SHRP, effective as of January 1, 1997 (the "TTHBPA Contract"). This agreement is intended to set forth a joint recommendation by all representative Texas horse organizations and SHRP to the Texas Racing Commission (the "Commission") for allocation of purse revenue generated from simulcasting among the various breeds for the period from the effective date of this agreement through December 31, 2001, pursuant to Section 321.234 (as amended effective September 1, 1998) of the Texas Racing Act (the "Act"). This agreement shall remain in effect through December 31, 2001, so long as (1) approval of the Commission is obtained for the recommended allocation for each of such years, (2) both the THBPA and TTHBPA Contracts are otherwise in effect and (3) this agreement is not otherwise superseded by amendments to the Act or by actions or rules of the Commission. Except as amended by this agreement, the Contracts and any prior amendments thereto shall remain in full force and effect.

     It is recognized by all parties that it is in all horsemen s and SHRP s best interest to improve the quality of racing at SHRP. At the same time it is important to provide adequate racing opportunities for all breeds while maintaining and improving the purse levels. It is also recognized that the cross species simulcasting of horse racing to greyhound tracks, particularly when the two tracks are in the same market area, can and does have a material effect on the wagering and purse levels at SHRP. Therefore, it is agreed that all parties to this agreement will request that the Commission give due consideration to SHRP s racing opportunities and the effect of Gulf Greyhound s close proximity to SHRP on SHRP s purse levels in making any periodic allocation of cross-species escrowed purse account funds to horse racetracks pursuant to Section 6.091(e) of the Act (the "Cross-Species Escrow Allocation") from funds generated in the Houston market area at Gulf Greyhound.

     It is SHRP s intent to develop an equitable method to allocate purse monies earned from guest simulcasting among the horse breeds. SHRP further desires to develop a method that allows for the growth of purses for all breeds without penalizing a specific breed. SHRP acknowledges that, by statute and contract, the Texas Horsemen s Partnership and its constituent partners --the TTHBPA and THBPA, are the exclusive representatives of all horse owners and trainers recognized by the Commission on matters relating to the conduct of live racing and simulcasting at Texas racetracks. Additionally, SHRP acknowledges that the Texas Quarter Horse Association and the Texas Thoroughbred Association (collectively, the "breed organizations"), as the official breed registries recognized by the Commission, desire a formula that allows for the quarter horse allocation to increase relative to the allocation to thoroughbreds if wagering increases on quarter horses versus thoroughbreds or vice versa. All parties recognize that Section 321.234 of the Act, as amended, provides that SHRP annually shall recommend to the Commission, with input from the TTHBPA, the THBPA and the breed organizations, a suggested percentage division of purse revenue generated from simulcasting among the various breeds, and that the percentage division is subject to the approval of the Commission ("the Section 321.234 Purse Allocation.") With these factors in mind, all parties agree (1) to recommend that the Commission adopt the following formula for the Section 321.234 Purse Allocation of purse revenue generated from simulcasting among the various breeds through December 31, 2001, and (2) to be bound by such formula through December 31, 2001, provided (a) Commission-approval is obtained for the recommended Section 321.234 Purse Allocation for each of such years, (b) both the THBPA and TTHBPA Contracts are otherwise is effect and (c) this agreement is not otherwise superseded by amendments to the Act or by actions or rules of the Commission:

1. Calendar year 1997 handle numbers for live and host wagering at SHRP (representing the last full calendar year of both thoroughbred and quarter horse racing) will be used to illustrate the application of the proposed formula. The relative value of wagering on thoroughbreds versus wagering on quarter horses is calculated by adding average daily live handle to -1/8 (one-eighth) of average daily host handle (see explanation of -1/8 factor below). These amounts (for thoroughbreds and quarter horses) are then added together and a ratio is calulated as follows:


                              Thoroughbred    Quarter
                              ------------ Horse
                                           ------------
1997 Host Handle              $ 113,753,490$  14,439,174
     Divided by 8                        /8           /8
                              ------------ ------------
1997 Live Handle
     Equivalent                  14,219,186    1,804,897
1997 Live Handle              $  14,236,514$   5,938,431
                              ------------ ------------
Total adjusted handle         $  28,455,700$   7,743,328
generated
     Divided by number of               /96          /47
live race days                ------------ ------------
Adjusted handle wagered per   $     296,414$     164,752
live race day

Ratio of adjusted handle
wagered per live race day
between breeds                        64.3%        35.7%

Note: The live handle equivalent factor (the one-eight adjustment) was calculated as:



Purses generated on live            7.40%of handle
racing
Purses generated on intrastate     1.05% of intrastate handle
host handle
Purses generated on interstate      0.89%of interstate handle
host handle                    ---------
                               ---

     Weighted average based on      0.93%of total host handle
handle

Live purse percentage               7.40%
Divided by host purse              /0.93%
percentage                     ---------
                               ---
                                        8




Therefore, in order to calculate live handle equivalents, total host handle must be divided by 8.

3. At the end of calendar year 1998, the calculation outlined in 2. above will be done for the 1998 actual wagering amounts. To the extent that the ratio of adjusted average daily handle increases for wagering on quarter horse racing, the amount of guest simulcast purse funds will be increased above the base of 20% according to the formula outlined below:

     33% or less    80% TB         20% QH
     33.1%-34.0%    80% TB         21% QH
     34.1%-35%      80% TB         22% QH
     35.1%-36%      80% TB         23% QH
     36.1%-37%      80% TB         24% QH
     37.1%-38%      80% TB         25% QH
     38.1%-39%      80% TB         26% QH
     39.1%-40%      80% TB         27% QH
     40.1%-41%      80% TB         28% QH
     41.1%-42%      80% TB         29% QH
     42.1%-43%      80% TB         30% QH

To the extent that the ratio of adjusted average daily handle increases for wagering on thoroughbred racing, the amount of guest simulcast purse funds will be increased above the base of 80% according to the formula outlined below:

     67% or less    80% TB         20% QH
     67.1%-68%      81% TB         20% QH
     68.1%-69%      82% TB         20% QH
     69.1%-70%      83% TB         20% QH
     70.1%-71%      84% TB         20% QH
     71.1%-72%      85% TB         20% QH
     72.1%-73%      86% TB         20% QH
     73.1%-74%      87% TB         20% QH
     74.1%-75%      88% TB         20% QH
     75.1%-76%      89% TB         20% QH
     76.1%-77%      90% TB         20% QH

4. The projected source of funding required to increase the quarter horse share of purses generated from guest simulcasting above 20% or the thoroughbred funding above 80% is from the portion of the Cross-Species Escrow Allocations approved and distributed by the Commission to SHRP for calendar years 1998, 1999 and 2001 pursuant to Section 6.091(e) of the Act. The remaining dollar amount of SHRP s Cross-Species Escrow Allocation, if any, for calendar years 1998, 1999, and 2001 will be split to thoroughbred purses and to quarter horse purses in the discretion of SHRP.
The projected source of funding under this proposed formula shall be limited to the total funds allocated to SHRP from the Commission s Cross-Species Escrow Allocation, unless otherwise mutually agreed by the parties.

5. The above calculations will then be performed by SHRP at the end of calendar year 1999 for the calendar year 2000 allocation and at the end of calendar year 2000 for the calendar year 2001 allocation, respectively.

6. If the ratio percentage of average daily adjusted live handle exceeds 43% for quarter hoses causing an allocation of greater than 30% of guest simulcasting purse funds to quarter horses or if the ratio percentage of average daily adjusted live handle exceeds 77% for thoroughbreds causing an allocation percentage of greater than 90% of guest simulcasting purse funds to thoroughbreds, then SHRP will develop a new allocation method, subject to approval by the Commission and all parties to this agreement. Further, the above agreement is based on racing seasons for both breeds for the calendar years 1999, 2000 and 2001 being similar to the 1998 racing season. Should there be any major variances in the racing seasons, a revised formula, likewise subject to approval by the Commission and all parties to this agreement, will be determined by SHRP using a fairness technique that would recognize the variances in that particular racing season. In the event that another unforeseen circumstance should develop that could have an adverse effect to either breed, then the above percentage may be amended by mutual agreement of all parties, subject to approval by the Commission.

7. This agreement is contingent upon SHRP receiving the full support of each breed organization for SHRP s receipt for SHRP s purse account of the Cross-Species Escrow Allocation from funds generated in the Houston market area at Gulf Greyhound.

8. If new THBPA and TTHBPA Contracts are not signed by the end of the term of this agreement, the management of SHRP will be obligated to meet with representatives of the THBPA, the TTHBPA and the breed organizations to discuss the basis for SHRP s proposed percentage allocations for the next year prior to SHRP s submittal of their recommended Section 321.234 Purse Allocation to the Commission.

     This agreement will be submitted to the Texas Racing Commission for its approval at the November, 1998 scheduled meeting.

     This agreement is effective upon signature by all parties and as of the date first signed below.

                              SAM HOUSTON RACE PARK, LTD.

Dated: October 22, 1998            By: /S/ ROBERT L. BORK
                                   Its Duly Authorized Representative

                              TEXAS THOROUGHBRED HBPA, INC.
Dated: October 22, 1998            By: /S/ JOHN ROARK
                                   Its President

                              TEXAS HBPA, INC.

Dated: October 22, 1998            By: /S/ DAVID GRAHAM
                                   Its President

                              TEXAS QUARTER HORSE ASSOCIATION

Dated: October 22, 1998            By:/S/ C. BERRY MADDEN
                                   Its Chairman of Steering Comm.
Director

                              TEXAS THOROUGHBRED ASSOCIATION

Dated: October 22, 1998            By:/S/ JOE ARCHER
                                   Its President


                              CHAIRMAN OF THE SHRP TTHBPA S
                              HORSEMEN S COMMITTEE

Dated: 10/22/98               By:/S/ JAMES HUDSON
                                   Its Chairman or Duly-Authorized
Representative (for the current or preceding live meet)

     This agreement is hereby ratified and approved by the Management Committee of the Texas Horsemen s Partnership, L.L.P., acting through its duly authorized representative.

                              TEXAS HORSEMEN S PARTNERSHIP, L.L.P.

Dated: 10/22/98               By:/S/ DAVID E. ARNOLD
                                   Its Chairman